Exhibit 23.5

July 12, 2021

To whom it may concern:

This letter hereby authorizes the use of Buxton’s name and recent United States Potential Analysis results produced for Xponential Fitness, LLC as part of Xponential Fitness, LLC’s Form S- 1 filing with the Securities and Exchange Commission.

Best,

/s/ Peter Healey_
Peter Healey Vice President Buxton Company